Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND AMONG

SP BETA HOLDINGS, LLC,

AS SELLER,

AND

MEMORIAL PRODUCTION OPERATING LLC

AS BUYER

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5.21	Bank Accounts	23
5.22	Independent Evaluation	23

ARTICLE 6	BUYER’S REPRESENTATIONS AND WARRANTIES	23

6.1	Organization and Good Standing	23
6.2	Authority; Authorization of Agreement	23
6.3	No Violations	24
6.4	Liability for Brokers’ Fees	24
6.5	Claims, Disputes and Litigation	24
6.6	Bankruptcy	24
6.7	Independent Evaluation	24

ARTICLE 7	COVENANTS	25

7.1	Consents	25
7.2	Approvals of Governmental Authorities	25
7.3	Efforts	25
7.4	Filings	25
7.5	Further Assurances	25

ARTICLE 8	THE CLOSING	26

8.1	Closing	26
8.2	Obligations of Seller at Closing	26
8.3	Obligations of Buyer at Closing	27

ARTICLE 9	TAXES	27

9.1	Tax Indemnification	27
9.2	Straddle Period	28
9.3	Responsibility for Filing Tax Returns and Paying Taxes	28
9.4	Cooperation on Tax Matters	28
9.5	Transfer Taxes	29
9.6	Tax Sharing Agreements	29
9.7	Tax Refunds	29
9.8	Conflict	29

ARTICLE 10	MISCELLANEOUS	29

10.1	Notices	29
10.2	Transaction Costs	30
10.3	Amendments and Severability	31
10.4	Successors and Assigns	31
10.5	Headings	31
10.6	Governing Law; Jurisdiction; Waiver of Trial by Jury	31
10.7	No Partnership Created	32
10.8	Public Announcements	32
10.9	No Third Party Beneficiaries	32
10.10	Construction	32
10.11	Schedules	32

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10.12	Conspicuousness of Provisions	32
10.13	Execution in Counterparts	32
10.14	Entire Agreement	33

EXHIBITS AND SCHEDULES

EXHIBIT A	Assets
EXHIBIT B	Certificate of Non-Foreign Status
EXHIBIT C	Seller Parent Guarantee
EXHIBIT D	Assigned Equity Assignment
EXHIBIT E	Resignation and Release
EXHIBIT F	Assignment of Acquired ORRIs
EXHIBIT G	[Reserved]
EXHIBIT H	Seller/Acquired Company Releases

SCHEDULE 1.1-A	Acquired ORRIs
SCHEDULE 1.1-B	Designated Account
SCHEDULE 1.1-C	Seller’s Knowledge Individuals
SCHEDULE 1.1-D	Buyer’s Knowledge Individuals
SCHEDULE 1.1-E	Permitted Share Encumbrances
SCHEDULE 1.1-F	Encumbrances Released as of Closing
SCHEDULE 2.3(b)	Allocated Values
SCHEDULE 5.3	Consents or Approvals or Preferential Rights
SCHEDULE 5.5	Legal Proceedings
SCHEDULE 5.7	Tax Matters
SCHEDULE 5.12	Financial Statements
SCHEDULE 5.15(a)	Material Contracts
SCHEDULE 5.15(b)	Material Contracts – Events of Default
SCHEDULE 8.2	List of Acquired Companies and San Pedro Releasing Persons

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (together with the Exhibits and Schedules made a part hereof, this “Agreement”), dated the 3rd day of November, 2015, is made by and between SP BETA HOLDINGS, LLC, a Delaware limited liability company (“Seller”), and MEMORIAL PRODUCTION OPERATING LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, (a) Seller owns 100% of the issued and outstanding Equity Interests (the “Assigned Equity”) in SP Beta Properties, LLC, a Delaware limited liability company (the “Acquired Company”), and (b) certain Affiliates of Seller own the Acquired ORRIs (as hereinafter defined); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller (and Seller’s Affiliate), the Assigned Equity and the Acquired ORRIs on the terms and conditions set forth herein.

NOW, THEREFORE, for a good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions; References and Construction. In this Agreement, capitalized terms have the meanings provided in this Article 1, unless defined elsewhere in this Agreement. All defined terms include both the singular and the plural of such terms. All references to Sections refer to Sections in this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules made a part of this Agreement. When the term “herein” is used in this Agreement, reference is made to the entire Agreement and not to any particular Section or subparagraph of a Section. The word “including” shall mean including without limitation. The words “shall” and “will” are interchangeably used throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.

“Acquired Company” has the meaning set forth in the introductory paragraph.

“Acquired ORRIs” means the overriding royalty interests described on Schedule 1.1-A.

“Affiliate” means any Person that, directly or indirectly, through one or more entities, controls or is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term “control” means the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocated Values” has the meaning set forth in Section 2.3(b).

“Assets” means all of the Acquired Company’s right, title and interest in and to the assets and properties listed on Exhibit A attached hereto.

“Assigned Equity” has the meaning set forth in the recitals.

“Balance Sheet Date” has the meaning set forth in Section 5.13.

“Bankruptcy Plan” means the Plan of Reorganization under Bankruptcy Code for Pacific Energy Resources Ltd. that was confirmed by an order dated December 15, 2010 (the “Confirmation Order”) in Pacific Energy Resources Ltd.’s bankruptcy proceedings in the United States Bankruptcy Court for the District of Delaware (Case No. 09-10785) (the “Chapter 11 Case”).

“Benefit Plan” means (a) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (b) each plan that would be an “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, if it was subject to ERISA, such as foreign plans and plans for directors, (c) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), (d) each bonus or incentive compensation plan, and (e) each change in control benefit, retention benefit, severance or separation benefit, perquisite or fringe benefit agreement or plan.

“Beta Operational Contracts” means, (a) that certain Operating Agreement, dated as of December 30, 2009, by and between Rise Energy Beta, LLC and SP Beta Properties, LLC; and (b) that certain San Pedro Bay Pipeline Company Shareholders Agreement, effective as of December 30, 2009, by and among San Pedro Bay Pipeline Company, SP Beta Properties, LLC and Rise Energy Beta, LLC.

“Business Day” means a Day other than Saturday, Sunday or any other Day when federally chartered banks in the United States are required to be closed.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Assignees” has the meaning set forth in Section 10.4.

“Buyer Group” means Buyer and its Affiliates together with its and their respective members, partners, officers, directors, agents, representatives, advisors, consultants and employees.

“Certificate of Non-Foreign Status” means a certificate in the form of Exhibit B.

“Chapter 11 Case” has the meaning set forth in the definition of “Bankruptcy Plan”.

“Claim Expiration Date” has the meaning set forth in Section 3.4(c).

“Claims” means any and all written claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties, fees, expenses and costs (including reasonable attorneys’ fees and costs of litigation).

“Close” or “Closing” means the consummation of the sale of the Assigned Equity from Seller to Buyer, including execution and delivery of all documents and other legal consideration as provided for in this Agreement pursuant to Article 8.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Date Payment Amount” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means (a) any option, warrant, convertible security, exchangeable security, subscription right, conversion right, exchange right, or other contract that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other security convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or any Equity Interest owned by a Person; (c) any statutory pre-emptive right or pre-emptive right granted under a Person’s Organizational Documents; and (d) any stock appreciation right, phantom stock, profit participation, or other similar right with respect to a Person.

“Commodity Hedges” means the Hedges entered into between the Acquired Company and Macquarie Bank Limited (“Macquarie”) under that certain 2002 ISDA Master Agreement, dated as of August 31, 2010.

“Commodity Hedge Value” has the meaning set forth in Section 2.2.

“Confirmation Order” has the meaning set forth in the definition of “Bankruptcy Plan”.

“Contracts” means all contracts, agreements and instruments existing as of the Closing Date to which the Acquired Company is a party or by which the Acquired Company is bound.

“Day” means a calendar day consisting of 24 hours from midnight to midnight.

“Designated Account” means the bank account set forth on Schedule 1.1-B.

“Dollars” means United States Dollars.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes a Person, or that is a member of the same “controlled group” as a Person pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 5.12.

“Governmental Authority” means any federal, state, local, municipal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having jurisdiction.

“Hedges” means any swap, collar, floor, cap, option or other Contract that is intended to eliminate or reduce the risk of fluctuations in the price of Hydrocarbons.

“Higher Liability Claim” shall mean (a) any Specified Seller Rep Claim or (b) any Claim asserted against Seller by Buyer under Section 3.2(a) for a breach by Seller of any of its representations or warranties set forth in Sections 5.11 and 5.14.

“Hydrocarbons” means oil, gas, natural gas liquids, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Indebtedness” of any Person means any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments, (c) for the deferred purchase price of goods and services (including trade payables incurred in the ordinary course of business), (d) under capital leases or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnity Claim” has the meaning set forth in Section 3.6.

“Indemnity Claim Notice” has the meaning set forth in Section 3.6.

“Indemnity Deductible Amount” means an amount equal to $956,476.52.

“Indemnity Obligations” mean the obligations of a Party to RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS the other Party from and against specified Claims as provided in Article 3 and Article 9 of this Agreement.

“Individual Indemnity Threshold” has the meaning set forth in Section 3.4(a)(ii).

“Knowledge” means (a) with respect to Seller, the actual knowledge of the individuals set forth on Schedule 1.1-C and (b) with respect to Buyer, the actual knowledge of the individuals set forth on Schedule 1.1-D.

“Laws” means any and all laws, statutes, ordinances, permits, decrees, writs, injunctions, Orders, codes, judgments, principles of common law, rules or regulations (including environmental Laws) that are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

“Legal Proceedings” means any and all proceedings, suits and causes of action by or before any Governmental Authority and all arbitration proceedings.

“Liability Cap” has the meaning set forth in Section 3.4(f).

“Macquarie” has the meaning set forth in the definition of Commodity Hedges.

“Material Adverse Effect” means a change, event, circumstance, development, state of facts or condition that (a) results, or would reasonably be expected to result, in a material adverse effect on the Assets (as currently owned and operated) or the results of operations of the Acquired Company, individually or taken as a whole, or (b) materially impairs, prevents, delays or makes impossible the consummation of the transactions contemplated by this Agreement; provided, that (i) any actual change or changes in reserves (including any reclassification or recalculation of reserves in the ordinary course of business, consistent with past practice) or in the prices of Hydrocarbons; (ii) natural declines in well performances; (iii) general business, economic or political conditions; (iv) casualty events; (v) local, regional, national or international industry conditions (including changes in applicable Laws and changes in financial or market conditions); (vi) changes or reinterpretations in U.S. generally accepted accounting principles or Law; (vii) any change resulting from the taking of any action required by, or through failure to take any action prohibited by this Agreement; (viii) changes as a result of the negotiation, announcement, execution or performance of this Agreement; (ix) actions taken or omitted to be taken by or at the request of Buyer; or (x) Orders, actions or inactions of any Governmental Authority, in the case of each of clauses (i) through (x), shall be deemed not to constitute a Material Adverse Effect.

“Material Contract” has the meaning set forth in Section 5.15(a).

“Non-Party” means any Person other than the Parties or their respective Affiliates.

“Operative Documents” means those documents referenced in Sections 8.2 and 8.3.

“Operator” means the operator of the Assets, currently Rise Energy Beta, LLC, acting under and pursuant to the Beta Operational Contracts.

“Order” means any order, judgment, injunction, non-appealable final order, ruling or decree of any court or other Governmental Authority.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement, trust agreement, shareholder agreement and/or similar organizational document or agreement, as applicable of such Person.

“ORRI Assignments” has the meaning set forth in Section 8.2(d).

“ORRI Sellers” has the meaning set forth in Section 2.1.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Permitted Encumbrances” means, with respect to any Asset or the Acquired ORRIs, any and all of the following:

(a) liens or encumbrances created by, or arising under, the Acquired ORRIs and any Material Contract, including any lien or encumbrance created by the Operator (or any of its agents or subcontractors) or otherwise created under the Beta Operational Contracts;

(b) consents to assignment and similar contractual provisions affecting such Asset to the extent waivers or consents are required and obtained from the appropriate Person prior to the Closing Date;

(c) preferential rights to purchase and similar contractual provisions affecting such Asset insofar as the same have been waived or complied with in accordance with the terms thereof;

(d) required notices to and filings with a Governmental Authority in connection with the consummation of the transaction contemplated by this Agreement;

(e) rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate such Asset in any manner whatsoever and all Laws of such Governmental Authorities;

(f) easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, equipment, pipelines, utility lines and structures on, over or through such Asset that do not materially detract from the value of or materially affect or impair the ownership, use or operation of such Asset;

(g) liens for Taxes or assessments not yet delinquent or, if delinquent, are being contested in good faith and are described on Schedule 1.1-F;

(h) any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of such Asset or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (ii) materialman’s, mechanics’, repairmen’s, employees’, contractors’ or other similar liens or charges relating to obligations not yet delinquent or, if delinquent, that are, being contested in good faith in the normal course of business;

(i) conventional rights of reassignment upon final intention to abandon or release an Asset;

(j) any liens or security interests created by Law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of the agreements, instruments and documents or records that create or reserve such Asset;

(k) royalties and other burdens on production, to the extent reflected in the description of the Assets on Exhibit A;

(m) liens of operators relating to obligations not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(n) rights of a common owner of an interest in rights-of-way, permits or easements held by any Acquired Company and such owner as tenant in common or through common ownership;

(o) zoning and planning ordinances and municipal regulations.

“Permitted Share Encumbrances” means any lien or encumbrance set forth on Schedule 1.1-E.

“Person” means an individual, group, partnership, corporation, limited liability company, trust or other entity.

“Pre-Closing Date Tax Period” means any Tax period (or a portion thereof) ending on or before the Closing Date.

“Prime Rate” means the rate of interest published and updated from time to time by The Wall Street Journal as the “prime” rate.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Allocation” has the meaning set forth in Section 2.3(c).

“San Pedro” means San Pedro Bay Pipeline Company, a California corporation with an address of 111 W. Ocean Boulevard, Suite 1240, Long Beach California 90802, which, among other things, owns and operates the San Pedro Bay Pipeline and related and appurtenant assets.

“San Pedro Common Stock” means the common stock of San Pedro, par value $1.00 per share.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the introductory paragraph.

“Seller Group” means Seller and its Affiliates, together with its and their respective members, partners, officers, directors, agents, representatives, advisors, consultants and employees.

“Seller Parent Guarantee” means the guarantee from Silver Point Capital Fund, L.P., a Delaware limited partnership, Silver Point Capital Offshore Master Fund, L.P., a Cayman Islands exempted limited partnership and SPCP Group III of Seller’s obligations hereunder in the form attached hereto as Exhibit C.

“Seller San Pedro Percentage” means 48.25%.

“SPCP Group” has the meaning set forth in Section 2.1.

“SPCP Group III” has the meaning set forth in Section 2.1.

“Specified Buyer Rep Claim” means any Claim asserted against Buyer by Seller under Section 3.3(a) for a breach by Buyer of any of the Specified Buyer Representations and Warranties.

“Specified Buyer Representations and Warranties” means the representations and warranties of Buyer set forth in Sections 6.1 (Organization and Good Standing), 6.2 (Authority; Authorization of Agreement), 6.3 (No Violations), 6.4 (Liability for Brokers’ Fees) and 6.6 (No Bankruptcy).

“Specified Seller Rep Claim” mean any Claim asserted against Seller by Buyer under Section 3.2(a) for a breach by Seller of any of the Specified Seller Representations and Warranties.

“Specified Seller Representations and Warranties” means the representations and warranties of Seller set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Authority; Authorization of Agreement), 5.3 (No Violations), 5.4 (Liability for Brokers’ Fees), 5.6 (Bankruptcy), 5.9 (Capitalization), 5.10 (Title To Equity), 5.17 (Existing Indebtedness) and 5.18 (No Other Assets).

“Straddle Period” has the meaning set forth in Section 9.2.

“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Taxing Authority, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, estimated, or other similar charge, including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Transfer Taxes” has the meaning set forth in Section 9.5.

“Treasury” means the United States Department of the Treasury.

ARTICLE 2

SALE OF ASSIGNED EQUITY/PURCHASE PRICE

2.1 Purchase and Sale of the Assigned Equity and Acquired ORRIs. Subject to and in accordance with the terms and conditions of this Agreement, (a) Seller agrees to sell and assign to Buyer, and Buyer agrees to purchase and acquire from Seller the Assigned Equity, and (b) Seller agrees to cause its Affiliates SPCP Group LLC, a Delaware limited liability company (“SPCP Group”) and SPCP Group III LLC, a Delaware limited liability company (“SPCP Group III”, together with SPCP Group, the “ORRI Sellers”) to sell and assign to Buyer, and Buyer agrees to purchase and acquire from the ORRI Sellers the Acquired ORRIs.

2.2 Purchase Price. The total amount to be paid by Buyer to Seller, on behalf of itself and each of SPCP Group and SPCP Group III, for the Assigned Equity and to the ORRI Sellers for the Acquired ORRIs shall in the aggregate be equal to $100,760,379.09, which represents the sum of (i) $95,647,652.15 (the “Purchase Price”) and (ii) $5,112,726.94 (the “Commodity Hedge Value, and together with the Purchase Price, the “Closing Date Payment Amount”).

2.3 Tax Treatment; Allocated Values.

(a) With the understanding that the Acquired Company is disregarded as an entity separate from Seller for U.S. federal income tax purposes, Seller and Buyer agree to treat the sale of the Assigned Equity as a sale by Seller and an acquisition by Buyer of the underlying assets of the Acquired Company. No Party shall take any position that is inconsistent with such Tax treatment.

(b) Without limiting or modifying Section 2.3(c), Schedule 2.3(b) sets forth the agreed allocation of the Purchase Price among the Acquired ORRIs and the Assigned Equity (the “Allocated Values”).

(c) Seller and Buyer agree that within, 90 days following the Closing Date, the Purchase Price and any liabilities assumed by Buyer under this Agreement shall be allocated among the assets and properties of the Acquired Company and the Acquired ORRIs, consistent with the Allocated Values set forth on Schedule 2.3(b) hereto (such allocation, the “Purchase Price Allocation”). Seller and Buyer agree to cooperate in determining the Purchase Price Allocation. Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state and local income Tax consequences of the transactions contemplated herein, to report the information required by Section 1060(b) of the Code, and to prepare Form 8594 (Asset Acquisition Statement under Section 1060) consistent with the Purchase Price Allocation as revised to take into account subsequent adjustments to the Purchase Price and not to take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise, unless required to do so by applicable Law after notice to and discussions with the other Party, or with such other Party’s prior consent. If there is an adjustment to the Purchase Price, Seller shall revise the Purchase Price Allocation.

ARTICLE 3

ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES

3.1 Opportunity for Review. Each Party represents that it has had an adequate opportunity to review the release and indemnity provisions in this Agreement, including the opportunity to submit the same to legal counsel for review and comment. Based upon the foregoing representation, the Parties agree to the provisions set forth below.

3.2 Seller’s Indemnity Obligation. Effective from and after the Closing Date, Seller shall, subject to the Liability Cap, DEFEND, INDEMNIFY and HOLD HARMLESS Buyer Group from and against any and all Claims arising out of or resulting from:

(a) any breach (i) by Seller of Seller’s representations or warranties set forth in this Agreement and (ii) by the ORRI Sellers of the ORRI Sellers’ representations or warranties set forth in the ORRI Assignments; and

(b) any breach by Seller of Seller’s covenants set forth in this Agreement.

3.3 Buyer’s Indemnity Obligation. From and after the Closing Date, Buyer shall, subject to the Liability Cap, RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS Seller Group from and against any and all Claims arising out of or resulting from:

(a) any breach by Buyer of Buyer’s representations or warranties set forth in this Agreement;

(b) any breach by Buyer of Buyer’s covenants set forth in this Agreement; and

(c) without limiting Seller’s indemnification obligations to the Buyer Indemnified Parties pursuant to Section 3.2(a) and (b) and the other provisions of this Article 3, the operation of the Assets.

3.4 Claim Periods, Deductible, Threshold, Cap and Materiality Exclusion.

(a) Notwithstanding anything to the contrary, Seller shall have no obligation or liability under Section 3.2(a) for:

(i) any Claim (other than a Specified Seller Rep Claim) asserted against Seller hereunder, if Buyer has not provided Seller with an Indemnity Claim Notice with respect to such Claim, within 12 months after the Closing Date;

(ii) any Specified Seller Rep Claim asserted against Seller hereunder if Buyer has not provided Seller with an Indemnity Claim Notice with respect to such Claim within three years after the Closing Date;

(iii) any Claim (other than a Higher Liability Claim) asserted against Seller hereunder, if such Claim has a value of $100,000 or less (the “Individual Indemnity Threshold”) (and these types of Claims shall not be counted in determining the Indemnity Deductible Amount);

(iv) any Claim (other than a Higher Liability Claim) asserted against Seller hereunder to the extent the aggregate of all Claims (other than a Higher Liability Claim) by Buyer does not exceed the Indemnity Deductible Amount, after which point the Buyer Group shall be entitled to defense and indemnification only to the incremental extent of the value of any Claims (other than a Higher Liability Claim) in excess of the Indemnity Deductible Amount;

(v) any Claim (other than a Higher Liability Claim) that, taken together with all other Claims (other than a Higher Liability Claim) satisfied, in accordance with this Article 3, by Seller, in the aggregate exceeds $9,564,765.22;

(vi) any Higher Liability Claim that, taken together with all other Claims satisfied, in accordance with this Article 3, by Seller, in the aggregate exceeds the Liability Cap; and

(vii) any Claim (other than a Claim arising as a result of a breach of the representation contained in Section 5.7(vi), (viii) or (ix)) resulting from Taxes imposed on the Acquired Company, the Acquired ORRIs, or San Pedro with respect to any taxable period, or portion thereof, other than a Pre-Closing Date Tax Period.

provided, however, that the limitations above in this Section 3.4(a) shall not apply to any Claim of fraud, willful misconduct or intentional misrepresentation by Seller.

(b) Notwithstanding anything to the contrary, Buyer shall have no obligation or liability under Section 3.3(a) for:

(i) any Claim (other than a Specified Buyer Rep Claim) asserted against Buyer hereunder, if Seller has not provided Buyer with an Indemnity Claim Notice with respect to such Claim within 12 months after the Closing Date;

(ii) any Claim (other than a Specified Buyer Rep Claim) asserted against Buyer hereunder, if such Claim is less than the Individual Indemnity Threshold (and these types of Claims shall not be counted in determining the Indemnity Deductible Amount);

(iii) any Claim (other than a Specified Buyer Rep Claim) asserted against Buyer hereunder to the extent the aggregate of all Claims (other than a Specified Buyer Rep Claim) by Seller does not exceed the Indemnity Deductible Amount, after which point the Seller Group shall be entitled to defense and indemnification only to the incremental extent of the value of any Claims (other than a Specified Buyer Rep Claim) in excess of the Indemnity Deductible Amount; and

(iv) any Claim (other than a Specified Buyer Rep Claim) that, taken together with all other Claims (other than a Specified Buyer Rep Claim) satisfied in accordance with this Article 3, by Buyer, in the aggregate exceeds $9,564,765.22;

(v) any Specified Buyer Rep Claim that, taken together with all other Claims satisfied, in accordance with this Article 3, by Buyer, in the aggregate exceeds the Liability Cap; and

(vi) any Specified Buyer Rep Claim asserted against Buyer hereunder if Seller has not provided Buyer with an Indemnity Claim Notice with respect to such Claim within three years after the Closing Date;

provided, however, that the limitations above in this Section 3.4(b) shall not apply to any Claim for fraud, willful misconduct or intentional misrepresentation by Buyer.

(c) Any Claim asserted against Seller under Section 3.2(b) (including any Claim for indemnity under Article 9) must be asserted in an Indemnity Claim Notice delivered to Seller on or before the third anniversary of the Closing Date (the “Claim Expiration Date”) in order to be subject to Seller’s Indemnity Obligations or it shall be considered waived. Except for Seller’s covenants and obligations under Sections 2.3 and 10.6, Article 7 and 9, and the Seller’s Indemnity Obligations (including the covenants and obligations under this Article 3, solely with respect to the Specified Seller Rep Claims), which shall each expire and be of no further force and effect as of the Claim Expiration Date, all of Seller’s covenants and other similar obligations under this Agreement shall expire and be of no further force or effect as of the Closing Date.

(d) Any Claim asserted against Buyer under Section 3.3(b) or Section 3.3(c) must be asserted in an Indemnity Claim Notice delivered to Buyer on or before the Claim Expiration Date in order to be subject to Buyer’s Indemnity Obligations or it shall be considered waived. Except for Buyer’s covenants and obligations under Sections 2.3 and 10.6, Article 7 and 9, and the Buyer’s Indemnity Obligations (including the covenants and obligations under this Article 3, solely with respect to the Specified Buyer Rep Claims), which shall each expire and be of no further force and effect as of the Claim Expiration Date, all of Buyer’s covenants and other similar obligations under this Agreement shall expire and be of no further force or effect as of the Closing Date.

(e) The Parties shall treat, for Tax purposes, any amounts paid under this Article 3 or Article 9 as an adjustment to the Purchase Price unless otherwise required by applicable Laws.

(f) Notwithstanding anything to the contrary in this Agreement, (i) Seller’s maximum liability for all Claims made by Buyer under this Agreement, including all Higher Liability Claims and Claims made under Section 3.2 or Article 9, shall in the aggregate not exceed $95,647,652.15 (the “Liability Cap”); and (ii) Buyer’s maximum liability for all Claims made by Seller under this Agreement, including any Claims made under Sections 3.3(a), (b) and (c), shall not in the aggregate exceed the Liability Cap.

3.5 Materiality Qualifiers. Notwithstanding anything to the contrary contained in this Article 3, for the purposes of determining the amount of the Claims resulting from or arising out of a breach of representation or warranty (but not for purposes of determining the existence of such breach or inaccuracy), all of the representations and warranties set forth in this Agreement or any certificate related hereto and delivered at Closing shall be read without giving effect to any materiality, Material Adverse Effect or qualification with a similar meaning contained or incorporated directly or indirectly in such representation or warranty.

3.6 Notice of Claims. If a Claim is asserted against a Person for which a Party may have Indemnity Obligations under this Agreement (an “Indemnity Claim”), the indemnified Person shall give the indemnifying Party written notice of the underlying Claim setting forth the particulars associated with the underlying Claim (including a copy of the written underlying Claim, if any) as then known by the indemnified Person and the indemnified Person’s basis for the request for indemnification under this Agreement (“Indemnity Claim Notice”). The indemnified Person shall, to the extent practicable, give an Indemnity Claim Notice within such time as will allow the indemnifying Party a reasonable period in which to evaluate and timely respond to the underlying Claim; provided that a failure to do so shall not affect an indemnified Person’s rights hereunder except for, and only to the extent of, any incremental increase in the cost of the Indemnity Claim resulting from the failure to give notice or the indemnifying Party is prejudiced by such delay.

3.7 Defense of Non-Party Claims. Upon receipt of an Indemnity Claim Notice involving a Non-Party for which an indemnifying Party believes it may have an obligation of indemnity under this Agreement, the indemnifying Party shall, if it so elects in accordance with this Section 3.7 (without prejudice to its right to contest its obligation of indemnity under this Agreement or its Indemnity Obligations), assume the defense of the Non-Party Claim with counsel selected by the indemnifying Party, and the indemnified Person shall cooperate in all reasonable respects. If any Non-Party Claim involves a fact pattern wherein each Party may have an obligation to indemnify the other Party, each Party may assume the defense of and hire counsel for that portion of the Non-Party Claim for which it may have an obligation of indemnity. In all instances, the indemnified Person may employ separate counsel and participate in the defense of any Non-Party Claim; provided, that if the indemnifying Party has assumed the defense of a Non-Party Claim pursuant to this Section 3.7 and has agreed to indemnify the indemnified Person, the fees and expenses of counsel employed by the indemnified Person shall be borne solely by the indemnified Person. If the indemnifying Party elects by written notice to undertake the defense of the Non-Party Claim within 30 Days after receipt of the Indemnity Claim Notice, then (i) the indemnifying Party shall defend the indemnified Person against such Non-Party Claim, (ii) the indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Non-Party Claim that (A) does not include a provision whereby the plaintiff or claimant in the matter releases the indemnified Person from all liability with respect to such Non-Party Claim, or (B) would restrict such indemnified Person’s ability to conduct its business in the ordinary course, and (iii) the indemnified Person shall not consent to the entry of any judgment or enter into any settlement with respect to such Non-Party Claim without the indemnifying Party’s prior written consent. If the indemnifying Party has not elected to undertake the defense of a Non-Party Claim, or if the indemnifying Party assumes the defense of a Non-Party Claim pursuant to this Section 3.7 but fails to diligently defend against the Non-Party Claim within 30 Days following any written notice from such indemnified Person asserting such failure, then the indemnified Person shall have the right to defend, at the sole cost and expense of the indemnifying Party (to the extent the indemnified Person is entitled to indemnification hereunder), the Non-Party Claim by all appropriate proceedings. In such instances, the indemnified Person shall have full control of such defense and proceedings; provided, the indemnified Person shall not settle such Non-Party Claim without the written consent of the indemnifying Party; provided further, if the indemnifying Party fails to notify the indemnified Person in writing as to whether or not it consents to such settlement within 30 Days following its receipt of notice of such settlement from the indemnified Person, then such consent shall be deemed given. The indemnifying Party may participate in, but not control, any defense or settlement controlled by an indemnified Person pursuant to this Section 3.7, and the indemnifying Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the other provisions of this Section 3.7, if the indemnifying Party disputes its potential liability to the indemnified Person under this Section 3.7 and if such dispute is resolved in favor of the indemnifying Party, the indemnifying Party shall not be required to bear the costs and expenses of the indemnified Person’s defense pursuant to this Section 3.7.

3.8 Waiver of Certain Damages. Each of the Parties expressly waives and releases, and shall cause its Affiliates to waive and release, and no Party shall be liable with respect to consequential, special, punitive, remote, unforeseeable, indirect, speculative and exemplary damages in connection with this Agreement or in connection with the transactions contemplated hereby.

3.9 Exclusive Remedy. THE PARTIES HAVE VOLUNTARILY AGREED TO DEFINE THEIR RIGHTS, LIABILITIES AND OBLIGATIONS RESPECTING THE SUBJECT MATTER OF THIS AGREEMENT EXCLUSIVELY IN CONTRACT PURSUANT TO THE EXPRESS TERMS AND PROVISIONS OF THIS AGREEMENT; AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE 5 AND ARTICLE 6 HEREIN, THE PARTIES HERETO EXPRESSLY DISCLAIM THAT THEY ARE OWED ANY DUTIES OR ARE ENTITLED TO ANY REMEDIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. FURTHERMORE, THE PARTIES EACH HEREBY ACKNOWLEDGE

THAT THIS AGREEMENT EMBODIES THE JUSTIFIABLE EXPECTATION OF SOPHISTICATED PARTIES KNOWLEDGEABLE IN BUSINESS AND DERIVED FROM VOLUNTARY, ARM’S LENGTH NEGOTIATIONS; THE PARTIES TO THIS AGREEMENT SPECIFICALLY ACKNOWLEDGE THAT NO FIDUCIARY RELATIONSHIP OR DUTY EXISTS BETWEEN THEM. THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE TERMS AND PROVISIONS OF THIS AGREEMENT (INCLUDING ANY REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN) SHALL BE SOLELY THOSE REMEDIES PROVIDED IN THIS ARTICLE 3 AND SECTION 9.1, AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE 5 AND ARTICLE 6 HEREIN, EACH PARTY HEREBY EXPRESSLY DISCLAIMS RELIANCE ON THE OTHER PARTY AND CLEARLY AND UNEQUIVOCALLY WAIVES AND RELEASES ANY AND ALL TORT CLAIMS AND CAUSES OF ACTION THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY TORT CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT, WHETHER ORAL OR IN WRITING, OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT, INCLUDING RELEASING CLAIMS FOR BREACH OF FIDUCIARY DUTY). WITHOUT LIMITATION OF THE FOREGOING, THE SOLE AND EXCLUSIVE REMEDY OF EACH PARTY FOR ANY AND ALL (A) CLAIMS RELATING TO ANY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT, (B) OTHER CLAIMS PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT AND (C) OTHER CLAIMS RELATING TO THE ASSIGNED EQUITY AND THE ACQUIRED ORRIs AND THE PURCHASE AND SALE THEREOF SHALL BE ANY RIGHTS PROVIDED IN THIS ARTICLE 3 AND SECTION 9.1 (SUBJECT TO THE LIMITATIONS SET FORTH THEREIN) OR TO INDEMNIFICATION FROM SUCH CLAIMS THAT IS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND, IF NO SUCH ARTICLE 3 AND SECTION 9.1 RIGHTS OR RIGHT OF INDEMNIFICATION IS EXPRESSLY PROVIDED, THEN SUCH CLAIMS ARE HEREBY WAIVED TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW. EACH PARTY UNDERSTANDS THIS AGREEMENT AND ITS CONTENTS, IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED HEREBY AND SIGNS THIS AGREEMENT AS ITS OWN FREE ACT. EACH PARTY EXPRESSLY WARRANTS THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL IN THIS MATTER, AND LEGAL COUNSEL HAS READ AND EXPLAINED TO EACH PARTY THE ENTIRE CONTENTS OF THIS AGREEMENT, AND ITS WAIVERS AND RELEASES IN FULL.

ARTICLE 4

DISCLAIMERS

(a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 5 AND THE ORRI ASSIGNMENT, NEITHER SELLER NOR ANY AFFILIATE OF SELLER, NOR ANY

OF THEIR OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, ADVISORS, OR REPRESENTATIVES, HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, WRITTEN OR ORAL, WITH RESPECT TO (I) THE ASSIGNED EQUITY OR THE ACQUIRED COMPANY, (II) THE ASSETS, OR (III) THE ACCURACY OR COMPLETENESS OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY DESCRIPTION OF THE EQUITY INTERESTS, THE ACQUIRED COMPANY, THE ASSETS, PRICE AND EXPENSE ASSUMPTIONS, FINANCIAL PROJECTIONS OR FORECASTS, OR ENVIRONMENTAL INFORMATION, OR ANY OTHER INFORMATION FURNISHED TO BUYER BY SELLER OR ANY AFFILIATE OF SELLER (INCLUDING THE ACQUIRED COMPANY) OR ANY REPRESENTATIVE THEREOF) AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HAS NOT EXECUTED OR AUTHORIZED THE EXECUTION OF THIS AGREEMENT IN RELIANCE UPON ANY SUCH PROMISE, REPRESENTATION OR WARRANTY NOT EXPRESSLY SET FORTH HEREIN AND THE ORRI ASSIGNMENT. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 5 AND THE ORRI ASSIGNMENT, SELLER, FOR ITSELF AND ITS AFFILIATES, HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, AND PROJECTIONS, FORECASTS, STATEMENTS OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, ASSOCIATED WITH THE ASSIGNED EQUITY OR THE ASSETS.

(b) BUYER HAS AGREED NOT TO RELY ON ANY REPRESENTATION MADE BY SELLER WITH RESPECT TO THE CONDITION, QUALITY OR STATE OF THE ASSIGNED EQUITY, THE ACQUIRED COMPANY, OR THE ASSETS EXCEPT FOR THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE ORRI ASSIGNMENT, BUT RATHER, AS A SIGNIFICANT PORTION OF THE CONSIDERATION GIVEN TO SELLER FOR THIS PURCHASE AND SALE, HAS AGREED TO RELY SOLELY AND EXCLUSIVELY UPON ITS OWN EVALUATION OF THE ASSIGNED EQUITY, THE ACQUIRED COMPANY AND THE ASSETS, EXCEPT FOR THE REPRESENTATIONS MADE BY SELLER IN THIS AGREEMENT AND THE ORRI ASSIGNMENT OR OTHERWISE AS PROVIDED HEREIN. THE PROVISIONS CONTAINED IN THIS AGREEMENT (INCLUDING THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 5) ARE THE RESULT OF EXTENSIVE NEGOTIATIONS BETWEEN BUYER AND SELLER, AND NO OTHER ASSURANCES, REPRESENTATIONS OR WARRANTIES ABOUT THE QUALITY, CONDITION, OR STATE OF THE ASSIGNED EQUITY, THE ACQUIRED COMPANY OR THE ASSETS, WERE MADE BY SELLER IN THE INDUCEMENT THEREOF, EXCEPT AS PROVIDED HEREIN AND THE ORRI ASSIGNMENT. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT (INCLUDING THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 5) AND THE ORRI ASSIGNMENT, SELLER

SHALL NOT HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER RESULTING FROM THE DISTRIBUTION TO BUYER, OR BUYER’S USE OF OR RELIANCE ON, ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(c) SELLER HAS AGREED NOT TO RELY ON ANY REPRESENTATION MADE BY BUYER OR ITS AFFILIATES EXCEPT FOR THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, BUT RATHER, AS A SIGNIFICANT PORTION OF THE CONSIDERATION GIVEN TO BUYER FOR THIS PURCHASE AND SALE, HAS AGREED TO RELY SOLELY AND EXCLUSIVELY UPON ITS OWN EVALUATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT FOR THE REPRESENTATIONS MADE BY BUYER IN THIS AGREEMENT OR OTHERWISE AS PROVIDED HEREIN. THE PROVISIONS CONTAINED IN THIS AGREEMENT (INCLUDING THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 6) ARE THE RESULT OF EXTENSIVE NEGOTIATIONS BETWEEN BUYER AND SELLER, AND NO OTHER ASSURANCES, REPRESENTATIONS OR WARRANTIES ABOUT THE TRANSACTIONS CONTEMPLATED HEREBY, WERE MADE BY BUYER OR ITS AFFILIATES IN THE INDUCEMENT THEREOF, EXCEPT AS PROVIDED HEREIN. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT (INCLUDING THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 6), BUYER OR ITS AFFILIATES SHALL NOT HAVE OR BE SUBJECT TO ANY LIABILITY TO SELLER RESULTING FROM THE DISTRIBUTION TO SELLER, OR SELLER’S USE OF OR RELIANCE ON, ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO SELLER, ITS AFFILIATES OR THE ACQUIRED COMPANY IN CONNECTION WITH THE ACQUIRED COMPANY’S OWNERSHIP OF THE ASSETS OR SELLER’S OWNERSHIP OF THE ACQUIRED COMPANY OR IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 5

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer the following as of the date hereof:

5.1 Organization and Good Standing. The Acquired Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of its formation. The Acquired Company is duly qualified to conduct business as a limited liability company and is in good standing in each jurisdiction where such qualification is necessary.

5.2 Authority; Authorization of Agreement. Each of Seller, SPCP Group and SPCP Group III has all requisite power and authority to execute and deliver this Agreement and/or the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and/or the Operative Documents to which it is a party and to perform all of its obligations under this Agreement and/or the Operative Documents to which it is a party. This

Agreement constitutes, and the Operative Documents to which it is a party, when executed and delivered by each of Seller, SPCP Group and SPCP Group III, as applicable, shall constitute, the valid and binding obligations of each of Seller, SPCP Group and SPCP Group III, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

5.3 No Violations. Except for any preferential rights, consents or approvals listed on Schedule 5.3, Seller’s, SPCP Group’s and SPCP Group III’s execution and delivery of this Agreement and/or the Operative Documents to which it is a party and the consummation and performance of the transactions contemplated by this Agreement by it shall not:

(a) conflict with any of the terms, conditions or provisions of the organizational documents of Seller, SPCP Group, SPCP Group III or the Acquired Company;

(b) violate any material provision of, or require any material filing, consent or approval under, any Laws applicable to Seller, SPCP Group, SPCP Group III or the Acquired Company;

(c) conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under (i) any Contract or financing instrument to which Seller, SPCP Group, SPCP Group III or the Acquired Company is a party or (ii) any Order, judgment, or decree of any Governmental Authority applicable to Seller, SPCP Group, SPCP Group III or the Acquired Company, except (in the case of each of (i) and (ii)) where such conflict, breach or default (A) would not materially affect Seller’s ability to consummate the transactions contemplated hereby or (B) relates to, or arises under any Contract that the Operator, its agents or subcontractors may have entered into on behalf of the Acquired Company of which Seller does not have Knowledge; or

(d) except for any liens or encumbrances created under this Agreement or any Operative Document, result in the creation or imposition of any lien or encumbrance upon (i) the Acquired Company, (ii) the Assigned Equity (except for the Permitted Share Encumbrances), or (iii) the Acquired ORRIs.

5.4 Liability for Brokers’ Fees. Neither Seller, SPCP Group, SPCP Group III nor the Acquired Company has incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall, directly or indirectly, have any responsibility whatsoever.

5.5 Legal Proceedings. Except as set forth on Schedule 5.5 and except where Buyer has Knowledge or Operator has actual knowledge, there are no actions, suits, governmental investigations, written governmental inquiries, claims, disputes or proceedings pending in any court or by or before any Governmental Authority or arbitrator or, to Seller’s Knowledge, threatened in writing against (a) the Acquired Company or (b) Seller, SPCP Group and SPCP Group III, solely in connection with their respective ownership of the Acquired Company, Acquired ORRIs or Assets, as applicable.

5.6 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to Seller’s Knowledge, threatened against, Seller, SPCP Group, SPCP Group III, or the Acquired Company. To Seller’s Knowledge, there is no litigation action or proceeding that challenges the effectiveness and finality of the releases and discharges provided in the Confirmation Order entered in the Chapter 11 Case or any other aspect of the Chapter 11 Case.

5.7 Taxes. Except as disclosed on Schedule 5.7, (i) all Tax Returns required to be filed by the Acquired Company or with respect to the Acquired ORRIs have been filed, (ii) all Taxes of the Acquired Company or with respect to the Acquired ORRIs have been paid (whether or not shown on any Tax Return) and all Tax Returns filed by the Acquired Company or with respect to the Acquired ORRIs are true, correct and complete in all material respects, (iii) there are no liens for Taxes on any of the underlying assets of the Acquired Company or the Acquired ORRIs (in either case, other than Permitted Encumbrances), (iv) there are no claims pending or threatened by any Taxing Authority with respect to the Acquired Company or the Acquired ORRIs, (v) there are no Tax audits currently pending with the Acquired Company or with respect to the Acquired ORRIs, (vi) the Acquired Company is disregarded as an entity separate from Seller for U.S. federal income tax purposes, (vii) the Acquired Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, or other third party, (viii) the Acquired Company is not a party to or bound by any Tax allocation or sharing agreement other than an agreement entered into in the ordinary course, and (ix) any underlying assets of the Acquired Company that are not owned in whole or in part by Buyer or any Affiliate of Buyer are not treated as a partnership for U.S. federal income tax purposes.

5.8 Consents; Preferential Rights. Except as set forth on Schedule 5.3, there are no third party consent requirements or preferential rights to purchase or similar rights that are applicable to the actions or obligations of Seller, SPCP Group or SPCP Group III under the transactions contemplated under this Agreement or any Operative Document.

5.9 Capitalization.

(a) The Assigned Equity represents all of the Equity Interests of the Acquired Company and has been duly authorized and validly issued, is fully paid and nonassessable and was issued in conformity with all Laws and the Organizational Documents of the Acquired Company. The Equity Interests of the Acquired Company are not subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Organizational Documents of the Acquired Company or any contract to which the Acquired Company is or was a party or by which it is or was otherwise bound.

(b) There are no rights or contracts (including options, warrants, calls and preemptive rights) obligating the Acquired Company (i) to issue, sell, pledge, dispose of or encumber any Equity Interest of the Acquired Company (ii) to redeem, purchase or acquire in any manner any Equity Interest of the Acquired Company or (iii) to make any dividend or distribution of any kind with respect to the Equity Interests of the Acquired Company (or to allow any participation in the profits or appreciation in value of the Acquired Company). There are no outstanding or authorized membership interest appreciation, phantom unit, profit participation, or similar rights affecting the Equity Interests of the Acquired Company. There are no agreements, instruments, proxies, judgments or decrees, whether written or oral, express or implied, other than this Agreement, relating to the voting of, sale, assignment, conveyance, transfer, delivery, right of first refusal, option or limitation on transfer of any Equity Interests of the Acquired Company.

(c) Except for San Pedro, the Acquired Company has no subsidiaries, nor does the Acquired Company hold any Equity Interest in or control (directly or indirectly, through the ownership of securities, by contract, by proxy, alone or in combination with others, or otherwise) any corporation, limited liability company, partnership, business organization or other Person.

5.10 Title to Equity Interest.

(a) Seller owns (beneficially and of record) all of the issued and outstanding Equity Interests in the Acquired Company, which constitutes 100% of the issued and outstanding Equity Interest in the Acquired Company.

(b) The Acquired Company owns (beneficially and of record) 4,825 shares of San Pedro Common Stock, which constitutes 48.25% of the issued and outstanding San Pedro Common Stock.

5.11 Liens. Seller has good and marketable title to the Assigned Equity, free and clear of all liens and encumbrances (other than Permitted Share Encumbrances). Except for the Permitted Share Encumbrances and liens created by applicable securities Laws, the Assigned Equity shall be conveyed to Buyer at the Closing free and clear of all liens and encumbrances. The Acquired Company has good and marketable title to the Assets, free and clear of all liens and encumbrances (i) arising by, through or under the Acquired Company (other than the Permitted Encumbrances) or (ii) arising by, through or under Seller. SPCP Group and SPCP Group III have good and marketable title to the Acquired ORRIs, free and clear of all liens and encumbrances (other than the Permitted Encumbrances) arising by, through or under the SPCP Group and SPCP Group III.

5.12 Financial Statements. Attached as Schedule 5.12 hereof are copies of the Acquired Company’s unaudited financial statements as of December 31, 2014 and the Acquired Company’s balance sheets as of July 31, 2015 (the “Balance Sheet Date”), and a statement of income for the year to date then ended (collectively, the “Financial Statements”).

5.13 Absence of Certain Changes or Events. Since the Balance Sheet Date, (i) the businesses of the Acquired Company has been conducted in the ordinary course of business consistent with past practices; (ii) to Seller’s Knowledge, there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect; or (iii) the

Acquired Company has not permitted or allowed (A) any of the Assets to be subject to any lien or encumbrance (other than any Permitted Encumbrances) by, through or under Seller or the Acquired Company; (B) other than the distribution to Seller of any cash held in any deposit or checking account in the name of the Acquired Company, the distribution of any cash or other Assets of the Acquired Company; (C) the failure to pay or discharge when due any Claims the failure to pay or discharge of which has caused or may cause any material damage or risk of material loss; (D) a change in the bookkeeping or accounting methods or principles or Tax reporting principles used by the Acquired Company; (E) the election or rescission of any election relating to Taxes or settlement or compromise of any claim relating to Taxes; (F) the institution or settlement of any material legal actions, suits, legal proceedings or other Claims; or (G) the entry into any Contract (other than this Agreement and any document delivered pursuant to or permitted under this Agreement) by the Acquired Company to do any of the foregoing, except, in the case of each of (A) through (G), where such action has been taken under the Beta Operational Contracts or has been taken by the Operator (or any of its agents or subcontractors).

5.14 Absence of Undisclosed Liabilities. As of the Closing Date, the Acquired Company has no material liabilities or Claims (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities or Claims (i) which are accrued on or reserved against the Financial Statements or reflected in the notes thereto, (ii) which were incurred after the Balance Sheet Date and were incurred in the ordinary course of business and consistent with past practices, (iii) which are Permitted Encumbrances or described on Schedule 5.5, or (iii) which have been incurred under any Material Contract by the Operator or otherwise in the operation of the Assets by the Operator.

5.15 Contracts, Agreements, Plans and Commitments.

(a) Schedule 5.15(a) sets forth a complete list of all Contracts that are material to the ownership or operation of the Acquired Company and the Acquired ORRIs in effect as of the Closing (other than any Contracts that the Operator, its agents or subcontractors may have entered into on behalf of the Acquired Company of which Seller does not have Knowledge) (collectively, the “Material Contracts”).

(b) All Beta Operational Contracts and all Material Contracts which the Acquired Company has executed (but excluding any Material Contracts that the Acquired Company assumed pursuant to the Chapter 11 Case) were duly and validly executed and delivered by the Acquired Company and, to the Knowledge of Seller, by the other parties thereto and are valid and in full force and effect. All Material Contracts assumed by the Acquired Company pursuant to the Chapter 11 Case that, to the Knowledge of Seller, remain valid and in full force and effect are so designated on Schedule 5.15(a). Except as set forth on Schedule 5.15(b), to the Knowledge of Seller, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Acquired Company of the transactions contemplated by this Agreement, will exist under any Material Contract.

(c) To the Knowledge of Seller, (i) there are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to the

Acquired Company under any Material Contract with any person or entity having the contractual or statutory right to demand or require such renegotiation; (ii) no such person or entity has made demand for such renegotiation; and (iii) no party to any such Material Contract has provided the Acquired Company with notice of intent to cancel, withdraw, modify, or amend such Material Contract.

5.16 Business Relationships with Affiliates. As of the Closing Date, (a) there are no contracts or other arrangements relating to the operation of the Assets to which the Acquired Company is a party in which any shareholders, member, manager, directors, officers, employees, or Affiliates of the Acquired Company have a financial interests (including Indebtedness); (b) there are no powers of attorney outstanding by any Acquired Company in favor of any other Person; (c) since the Balance Sheet Date, the Acquired Company has not paid (or committed to pay) any amount to (or for the benefit of) any of the managers, directors, officers, agents, employees, consultants or representatives of the Acquired Company other than fees (including directors’ fees), wages, salaries, commissions and expense reimbursements, in each case in the ordinary course of business; or (d) (i) the Acquired Company is not obligated to pay currently or in the future any amounts to Seller or any Affiliate of Seller for services rendered to the Acquired Company, and neither Seller nor any Affiliate of Seller is obligated to pay currently or in the future any amounts to the Acquired Company and (ii) since the Balance Sheet Date, the Acquired Company has not purchased, transferred or leased any real or personal property from or for the benefit of, paid any commission, salary or bonus to or for the benefit of, Seller or any Affiliate of Seller or any manager, director, officer, shareholder, member or partner thereof and the Acquired Company has not sold, transferred or leased any real or personal property to Seller or any Affiliate of Seller.

5.17 Existing Indebtedness. As of the Closing Date, the Acquired Company does not have any Indebtedness (other than any Indebtedness related to or arising from any Contracts that the Operator, its agents or subcontractors may have entered into on behalf of the Acquired Company of which Seller does not have Knowledge).

5.18 No Other Assets. Other than with respect to the Assets, the Acquired Company (a) has not conducted any business since its formation and (b) will not own any other assets or properties as of Closing nor has it ever owned any other assets or properties.

5.19 Employees; Employee Benefits.

(a) The Acquired Company (i) has no employees, and (ii) neither contributes to nor has any obligation to contribute to, nor has any liability with respect to, nor has it ever maintained, contributed to, had any obligation to contribute to, or had any liability with respect to, any Benefit Plans.

(b) Neither the Acquired Company nor any of its ERISA Affiliates maintains, contributes to or has any liability, or has ever maintained, contributed to or had any liability with respect to (i) a Benefit Plan which is subject to Sections 412 or 430 of the Code, Section 302 of ERISA or Title IV of ERISA, (ii) a multiemployer plan as defined in Section 3(37) of ERISA, or (iii) a Benefit Plan which provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of any service providers to the Acquired Company (or its family members) beyond their retirement or other termination of service (other than coverage mandated by applicable Laws).

(c) Buyer’s purchase of the Assigned Equity will not cause Buyer or any of its Affiliates to incur any liability with respect to any Benefit Plans sponsored by Seller or its ERISA Affiliates.

(d) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will: (i) entitle any individual to any payment, forgiveness of Indebtedness, vesting, distribution, or increase in benefits under or with respect to any compensation or benefits program or arrangement of the Acquired Company, (ii) otherwise trigger any acceleration of vesting or payment of benefits under or with respect to any compensation or benefits program or arrangement of the Acquired Company, or (iii) result in any amount under any program or arrangement of the Acquired Company that may potentially be an “excess parachute payment” under Section 280G of the Code and the Treasury regulations thereunder, determined without regard to whether such payment or acceleration of vesting is “reasonable compensation” for services performed or to be performed in the future.

5.20 Hedges. The Acquired Company shall have the Commodity Hedges, and no other Hedges, as of the Closing.

5.21 Bank Accounts. As of the Closing, the Acquired Company has no borrowing or investment agreement, deposit or checking accounts or safe deposit boxes.

5.22 Independent Evaluation. Each of Seller, SPCP Group and SPCP Group III is sophisticated in the evaluation, sale, ownership and operation of oil and gas properties and related facilities and has solely and exclusively relied upon its own investigation and evaluation in making its decision to sell the Assigned Equity and the Acquired ORRIs, as applicable, and to enter into this Agreement and consummate the transactions contemplated hereby. Seller acknowledges and agrees that Buyer has not made any representations or warranties except as expressly and specifically provided in Article 6, and that Seller may not rely (and has not relied) on any other representations or warranties, whether oral or in writing, made by Buyer or its representatives.

ARTICLE 6

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller the following as of the date hereof:

6.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own its assets and properties.

6.2 Authority; Authorization of Agreement. Buyer has all requisite power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Operative

Documents to which it is a party and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party. This Agreement constitutes, and the Operative Documents to which it is a party, when executed and delivered by Buyer, shall constitute, the valid and binding obligation of Buyer, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

6.3 No Violations. No consent is required to be obtained with respect to the consummation of the transactions contemplated by this Agreement by Buyer. Buyer’s execution and delivery of this Agreement and the Operative Documents, to which it is a party and the consummation and performance of the transactions contemplated by this Agreement by it shall not:

(a) conflict with or require the consent of any Person under any of the terms, conditions or provisions of the organizational documents of Buyer;

(b) violate any provision of, or require any filing, consent or approval under any Laws applicable to Buyer; or

(c) conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under: (i) any material agreement or any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound, except (in each case) where such conflict, breach or default would not materially affect Buyer’s ability to consummate the transactions contemplated hereby or (ii) any Order.

6.4 Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or any Affiliate of Seller shall, directly or indirectly, have any responsibility whatsoever.

6.5 Claims, Disputes and Litigation. There are no Legal Proceedings pending or, to Buyer’s Knowledge, threatened in writing against Buyer, that would prevent the consummation of the transactions contemplated by this Agreement.

6.6 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer.

6.7 Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. Buyer acknowledges and agrees that Seller has not made any representations or warranties as to the Assigned Equity or the Assets except as expressly and specifically provided in Article 5, and that Buyer may not rely on any other representations or warranties made by Seller or its representatives or on any of Seller’s estimates with respect to reserves or the value of the Assigned Equity or the Assets, or any projections as to future events or other analyses or forward looking statements.

ARTICLE 7

COVENANTS

7.1 Consents. Seller shall use commercially reasonable efforts to procure the consents set forth on Schedule 5.3 which have not been obtained or waived as of the date hereof, and Buyer shall reasonably cooperate with Seller in seeking to obtain such consents, but, in each case, without being obligated to pay any consideration or waive or release any right or privilege to obtain such consent.

7.2 Approvals of Governmental Authorities. Seller and Buyer shall use their commercially reasonable efforts to take or cause to be taken all appropriate action, and to do, or cause to be done, all things necessary or reasonably advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using their commercially reasonable efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and orders of all Governmental Authorities and officials and parties to contracts with the Parties that may be or become necessary for the performance of obligations pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement and each Party will cooperate fully with the other Party in promptly seeking to obtain all such waivers, permits, consents, approvals, authorizations, qualifications and orders.

7.3 Efforts. Each Party shall use commercially reasonable efforts to take all actions and to do all things necessary to consummate, make effective and comply with all of the terms of this Agreement. Without limiting the generality of the foregoing, from time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments as may be reasonably requested by the other Party, at such requesting Party’s cost, for the purpose of carrying out the intent of this Agreement.

7.4 Filings. Buyer shall provide Seller with a copy of each filing made in the official records of (i) Los Angeles County, California, (ii) Orange County, California, or (iii) the United States Department of Interior, Bureau of Ocean Energy Management, in connection with the transactions contemplated by this Agreement, including but not limited to those made pursuant to Section 7.6, in each case within fifteen (15) days of such filing.

7.5 Further Assurances. Buyer shall promptly pursue all regulatory filings and notices reasonably necessary to effectuate the change in ownership of the Assigned Equity in connection with this Agreement and the transactions contemplated hereby. In addition, the Acquired Company shall, within thirty (30) Business Days of the Closing Date, (i) cease using the “SP” and “Silver Point” name and likeness in connection with its operations or with the operations of any of its subsidiaries or affiliates, or for any other purpose, and (ii) take commercially reasonable steps in the ordinary course of business to amend any agreements, certificates, licenses or other documents bearing the name SP Beta Properties, LLC, SPCP Group III, LLC, or SPCP Group, LLC, or any of their subsidiaries or affiliates, except where reference to this Agreement may reasonably be deemed necessary.

ARTICLE 8

THE CLOSING

8.1 Closing. The consummation of the purchase and sale of the Assigned Equity and the Acquired ORRIs contemplated by this Agreement shall, unless otherwise agreed to in writing by Buyer and Seller, take place at the offices of Locke Lord LLP located at 600 Travis Street, Suite 2800, Houston, Texas 77002 at 10:00 a.m., local time, contemporaneously with the execution hereof (the “Closing Date”). Seller shall pay the Closing Date Payment Amount by wire transfer to the Designated Account.

8.2 Obligations of Seller at Closing. At Closing, Seller shall, subject to the simultaneous performance by Buyer of its obligations pursuant to Section 8.3, deliver or cause to be delivered to Buyer, unless waived by Buyer, the following:

(a) an assignment of Seller’s right, title and interest in and to the Assigned Equity substantially in the form of Exhibit D hereto duly executed by Seller;

(b) duly executed originals of a Certificate of Non-Foreign Status from Seller and each ORRI Seller;

(c) duly executed original of the release substantially in the form of Exhibit H hereto duly executed by Seller;

(d) duly executed resignations and releases in the form attached hereto as Exhibit E from the person described on Schedule 8.2;

(e) assignments of the Acquired ORRIs, substantially in the form attached hereto as Exhibit F, duly executed and acknowledged by each ORRI Seller (the “ORRI Assignments”);

(f) certificates of good standing for the Acquired Company from all applicable jurisdictions;

(g) any other forms required by any Governmental Authority relating to the assignment of the Assigned Equity and Acquired ORRIs to Buyer duly executed by Seller;

(h) notices of approval, consents, or waivers received by Seller with respect to the transfer of the Assigned Equity, including those set forth on Schedule 5.3;

(i) a duly executed original of the Seller Parent Guarantee;

(j) a certificate of the Acquired Company, dated as of the Closing Date and signed by an officer of the Acquired Company, certifying as to the completeness and correctness of attached copies of the Acquired Company’s Organizational Documents (including amendments thereto); and

(k) all releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, fixture filings, and other encumbrances and interests burdening the Assigned Equity and Acquired ORRIs (or any thereof), (and any credit agreement, note purchase agreement, or similar agreement relating thereto), duly executed and acknowledged, which shall, in each case, be in form and substance reasonably satisfactory to Buyer.

Seller shall take such other actions and deliver such other documents as are contemplated by this Agreement or as may be reasonably requested by Buyer.

8.3 Obligations of Buyer at Closing. At Closing, Buyer shall, subject to the simultaneous performance by Seller of its obligations pursuant to Section 8.2, deliver or cause to be delivered to Seller, unless waived by Seller, the following:

(a) the Closing Date Payment Amount by wire transfer to the Designated Account;

(b) an assignment of Seller’s right, title and interest in and to the Assigned Equity, substantially in the form of Exhibit D hereto, duly executed by Buyer;

(c) the ORRI Assignments, duly executed and acknowledged by Buyer;

(d) a duly executed original of the release substantially in the form of Exhibit H, duly executed by the Acquired Company;

(e) any other forms required by any Governmental Authority relating to the assignment of the Assigned Equity and Acquired ORRIs to Buyer duly executed by Buyer; and

(f) pay in full any costs and expenses of the Acquired Company or Seller owed to Macquarie (or its Affiliate) relating to, or associated with, the novation of the Commodity Hedges.

Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement or as may be reasonably requested by Seller.

ARTICLE 9

TAXES

9.1 Tax Indemnification. Subject to the procedures set forth in Sections 3.6 and 3.7, and the other limitations in this Agreement, Seller shall indemnify the Acquired Company, Buyer and each Affiliate of Buyer and hold them harmless from and against all Claims attributable to (i) any and all Taxes imposed on the Acquired Company for any Pre-Closing Date Tax Period, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Acquired Company (or any predecessor) is or was a member on or prior to the Closing Date, (iii) any and all Taxes of any Person (other than the Acquired Company or San Pedro) imposed on the Acquired Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, (iv) any and all Taxes imposed with respect to the Acquired ORRIs for any Pre-Closing Date Tax Period, and (v) the product of the Seller San Pedro Percentage and the amount of any Taxes imposed on San Pedro or for which San Pedro may otherwise be liable for any Pre-Closing Date Tax Period.

9.2 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (“Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of the Acquired Company or San Pedro or, to the extent applicable, the Acquired ORRIs, for the Pre-Closing Date Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Acquired Company or San Pedro or, to the extent applicable, the Acquired ORRIs, for a Straddle Period relating to the Pre-Closing Date Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

9.3 Responsibility for Filing Tax Returns and Paying Taxes. Seller shall prepare and timely file or cause to be prepared and timely filed all Tax Returns required to be filed by the Acquired Company or with respect to the Acquired ORRIs for the period ending on or before the Closing Date that are filed after the Closing Date and Seller shall be responsible for, and shall cause to be fully paid to the appropriate Governmental Authority or Taxing Authority, the amount of Taxes shown as payable with respect to such Tax Returns. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Legal Requirements. Not later than five (5) days prior to the due date for filing such Tax Returns, Seller shall deliver such Tax Returns to Buyer, and Buyer shall file or cause to be filed such Tax Return on or prior to the applicable due date. Buyer shall prepare and file or cause to be prepared and filed all other Tax Returns for the Acquired Companies that are filed after the Closing Date, including Tax Returns for the Straddle Period. Buyer and Seller shall each provide the other with all information reasonably necessary to prepare a Tax Return.

9.4 Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Return with respect to the Acquired Company or Acquired ORRIs and any audit, litigation or other proceeding with respect to Taxes with respect to the Acquired Company or Acquired ORRIs. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Buyer and Seller agrees (a) to retain all books and records with respect to Tax matters pertinent to the Acquired Company relating to any taxable period beginning before the Closing Date or with respect to the Acquired ORRIs until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority with respect to such Tax matters, and (b) in the case of Seller, to give the Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer so requests, Seller shall allow Buyer the option of taking possession of such books and records prior to their disposal. Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated.

9.5 Transfer Taxes. The responsibility for the payment of any state and local transfer, sales, use, stamp, registration or other similar Taxes (the “Transfer Taxes”) resulting from the acquisition of the Assigned Equity or Acquired ORRIs contemplated by this Agreement shall be borne 50% by Seller and 50% by Buyer. Buyer and Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

9.6 Tax Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Acquired Company shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Company shall not be bound thereby or have any liability thereunder.

9.7 Tax Refunds. All refunds of Taxes of the Acquired Company or with respect to the Acquired ORRIs paid with respect to any Pre-Closing Date Tax Period (subject to the applicable allocation under Section 9.2 for any Straddle Period), and an amount equal to the product of the Seller San Pedro Percentage, and any refund received by San Pedro with respect to any Pre-Closing Date Tax Period (subject to the applicable allocation under Section 9.2 for any Straddle Period) shall be for the account of Seller. Buyer shall pay any amounts to which Seller is entitled pursuant to this Section 9.7 within five (5) Business Days of receipt of any such refund, net of any reasonable costs and expenses of Buyer in obtaining such refund.

9.8 Conflict. In the event of conflict between any of the provisions of this Article 9 and any other provision of this Agreement, the provisions of this Article 9 shall control.

ARTICLE 10

MISCELLANEOUS

10.1 Notices. All notices and other communications required or desired to be given hereunder must be in writing and sent (properly addressed as set forth below) by: (a) U.S. mail with all postage and other charges fully prepaid, (b) electronic mail with a PDF of the notice or other communication attached (with the original sent by U.S. mail the same day such electronic mail is sent), or (c) facsimile transmission. A notice shall be deemed effective on the date on which such notice is received by the addressee, if by mail, or on the date sent, if by facsimile (as evidenced by fax machine confirmation of receipt) or if by electronic mail (as evidenced by computer generated confirmation of receipt) if received at or prior to 5 p.m., recipient’s time on a Business Day, or on the next Business Day if received after 5 p.m. recipient’s time on any Business Day; provided, if such date is not a Business Day, then date of receipt shall be on the next date that is a Business Day. Each Party may change its address by notifying the other Party in writing of such address change.

If to Seller:

c/o Silver Point Capital, L.P.

Two Greenwich Plaza

Greenwich, CT 06830

Fax No.: (203) 542-4128

With a copy to:

Ann Hawkins

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana, Suite 6800

Houston, TX 77002-5026

Fax No.: (71) 483-9104

Email: ann.hawkins@skadden.com

If to Buyer:

Memorial Production Operating LLC

c/o Memorial Production Partners LP

500 Dallas Street, Suite 1800

Houston, TX 77002

Attention: Jason M. Childress

Phone: (713) 588-8300

Fax: (713) 588-8301

Email: legal_notices@memorialrd.com

With a copy to (which shall not constitute notice):

Locke Lord LLP

Attention: Terry L. Radney

600 Travis Street, Suite 2800

Houston, TX 77002

Phone: (713) 226-1384

Fax: (713) 229-2690

Email: tradney@lockelord.com

10.2 Transaction Costs. Each Party shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

10.3 Amendments and Severability. No amendments or other modifications to this Agreement shall be effective or binding on either of the Parties unless the same are in writing, designated as an amendment or modification, and signed by both Seller and Buyer. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

10.4 Successors and Assigns. Except as set forth in this Section 10.4, this Agreement may not be assigned, either in whole or in part, without the express written consent of the non-assigning Party, such consent not to be unreasonably withheld, conditioned or delayed. The terms, covenants and conditions contained in this Agreement are binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Seller agrees that Buyer may assign its rights to enter into the Operative Documents to its Affiliates, Rise Energy Minerals, LLC and Rise Energy Operating, LLC (together, the “Buyer Assignees”). Notwithstanding the foregoing, Buyer acknowledges and agrees that (a) no assignment to the Buyer Assignees, in whole or in part, shall in any way limit or release Buyer from its obligations under this Agreement, and (b) it shall remain fully liable for the performance of all of Buyer’s obligations under this Agreement and joint and severally liable for the performance of any of the obligations of the Buyer Assignees under the Operative Documents.

10.5 Headings. The titles and headings set forth in this Agreement have been included solely for ease of reference and may not be considered in the interpretation or construction of this Agreement.

10.6 Governing Law; Jurisdiction; Waiver of Trial by Jury.

(a) THIS AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CHOICE OF LAW RULES THAT MAY DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transaction contemplated hereby shall be brought in the Houston Division of the United States District Court for the Southern District of Texas or any Texas state court sitting in Houston, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Texas, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(c) WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY, THE PARTIES AGREE TO WAIVE TRIAL BY JURY.

10.7 No Partnership Created. It is not the purpose or intention of this Agreement to create (and it should not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as an agent or principal for each other with respect to any matter related hereto.

10.8 Public Announcements. Neither Seller nor Buyer (including any of their agents, employees or Affiliates in either case) may issue a public statement or press release with respect to the transaction contemplated hereby (including the price and other terms) without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, except as required by Law or listing agreement with a national security exchange.

10.9 No Third Party Beneficiaries. Nothing contained in this Agreement shall entitle anyone other than Seller and Buyer, their successors and permitted assigns or the express beneficiaries of indemnity provisions to any Claim, cause of action, remedy or right of any kind whatsoever.

10.10 Construction. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Moreover, the Parties have participated jointly in the negotiation and drafting of this Agreement. Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, not be applied in the interpretation or construction of this Agreement.

10.11 Schedules. The inclusion of any matter upon any Schedule does not constitute an admission or agreement that such matter is material with respect to the representations and warranties contained herein.

10.12 Conspicuousness of Provisions. The Parties acknowledge and agree that the provisions contained in this Agreement that are set out in “bold” satisfy the requirement of the “express negligence rule” and any other requirement at Law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

10.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, all of which when taken together shall constitute one and the same agreement.

10.14 Entire Agreement. This Agreement supersedes all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) between the Parties with respect to the subject matter hereof and constitute the entire understanding and agreement between the Parties with respect thereto.

[signatures follow on next page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first set forth above.

SELLER: SP BETA HOLDINGS, LLC

By:	/s/ Michael A. Gatto
Name:	Michael A. Gatto
Title:	Authorized Signatory

[Signature Page to Purchase and Sale Agreement]

BUYER: MEMORIAL PRODUCTION OPERATING LLC By: Memorial Production Partners LP, its sole Member By: Memorial Production Partners GP LLC, its general partner

By:	/s/ Gregory M. Robbins
Name:	Gregory M. Robbins
Title:	Senior Vice President, Corporate Development

[Signature Page to Purchase and Sale Agreement]